Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Ben W. Perks	Andrew J. Bosman
Executive Vice President and Chief Financial Officer	Executive Director of Marketing and Communications
312.573.5630	312.573.5631

NAVIGANT CONSULTING ANNOUNCES PRELIMINARY RESULTS OF ITS MODIFIED “DUTCH AUCTION” TENDER OFFER

CHICAGO, June 8, 2007 – Navigant Consulting, Inc. (NYSE:NCI), a global consulting firm providing dispute, investigative, operational, risk management and financial advisory solutions to legal counsel, government agencies and companies experiencing regulatory or structural challenges, today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., ET, on June 7, 2007.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary for the tender offer, the Company expects to accept for purchase approximately 11.1 million shares of its common stock at a purchase price of $20.50 per share, for a total cost of approximately $228 million. The number of shares the Company expects to accept for purchase in the tender offer represents approximately 19 percent of its currently outstanding shares of common stock. The shares expected to be accepted for purchase include the 10.5 million shares the Company offered to purchase and approximately 627,000 shares to be purchased pursuant to the Company’s right to purchase up to an additional two percent of the outstanding shares without extending the offer.

Based on a preliminary count by the depositary, approximately 11.1 million shares of common stock were tendered and not withdrawn at prices at or below the purchase price, including approximately 7.6 million shares that were tendered at or below the purchase price through notice of guaranteed delivery. Because the Company expects to accept for purchase all of the shares tendered at or below the purchase price, no proration will be required. Approximately 32.6 million shares of the Company’s common stock in total were tendered and not withdrawn, including 11.6 million shares that were tendered through notice of guaranteed delivery.

Shareholders who deposited common shares in the tender offer at or below the purchase price will have all of their tendered common shares purchased, subject to certain limited exceptions.

The number of shares to be purchased and the purchase price per share are preliminary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares to be purchased and the purchase price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter.

The dealer managers for the tender offer are Banc of America Securities LLC and Credit Suisse Securities (USA) LLC; the information agent is D.F. King & Co., Inc.; and the depositary is LaSalle Bank, N.A. All inquiries about the tender offer should be directed to the information agent, D.F. King & Co., at (888) 542-7446 (US and Canada) or (212) 269-5550 (collect—International).

About Navigant Consulting

Navigant Consulting, Inc. (NYSE: NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

Except as set forth below, statements included in this press release, which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements including, without limitation: the effects of our increased leverage subsequent to the tender offer; risks inherent in international operations; pace, timing and integration of acquisitions; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; dependence on the expansion of and the increase in the Company’s service offerings and staff; conflicts of interest; potential loss of clients; risks inherent with litigation; significant client assignments; professional liability; potential legislative and regulatory changes; and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the SEC under the “Risk Factors” sections and elsewhere in those filings. The Company cannot guarantee any future results, levels of activity, performance or achievement and also undertakes no obligation to update any of its forward-looking statements after the date of this press release.

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